Filed pursuant to Rule 433

Registration No. 333-261972

Relating to Preliminary Prospectus Supplement dated January 22, 2024

Term Sheet

January 22, 2024

FEDERATIVE REPUBLIC OF BRAZIL—FINAL PRICING TERMS

6.125% Global Bonds due 2034

Issuer	Federative Republic of Brazil (“Brazil”)
Transaction	6.125% Global Bonds due 2034 (the “2034 Global Bonds”)
Ratings	Ba2 (stable) / BB (stable) / BB (stable) (Moody’s / S&P / Fitch)*
Distribution	SEC Registered
Total Amount Issued	U.S.$2,250,000,000
Total Gross Proceeds (before fees and expenses)	U.S.$2,212,267,500
Coupon	6.125% per annum, 30/360 – day count basis, payable semi-annually
Maturity	March 15, 2034
Offering Price	98.323% of the principal amount, plus accrued interest, if any, from January 29, 2024, the date Brazil expects to deliver the 2034 Global Bonds
Yield to Maturity	6.350% per annum
Benchmark Bond	4.500% due November 15, 2033
Benchmark Price	103-07
Benchmark Yield	4.098%
Reoffer Spread	225.2 bps
Underwriting Fee	0.200%
Interest Payment Dates	March 15 and September 15 of each year
First Interest Payment Date	September 15, 2024
Optional Redemption	The 2034 Global Bonds will be subject to redemption at the option of Brazil before maturity, on terms described under “Description of the Global Bonds—Optional Redemption” in the Prospectus Supplement. The 2034 Global Bonds will not be entitled to the benefit of any sinking fund.
Make-whole spread	35 bps
Pricing Date	January 22, 2024
Settlement Date	January 29, 2024 (T+5)
CUSIP / ISIN	105756 CH1 / US105756CH10
Denominations	U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof
Listing	Application will be made to list the 2034 Global Bonds on the Luxembourg Stock Exchange—Euro MTF Market
Governing Law	New York Law
Joint Lead Managers and Joint Bookrunners	Citigroup Global Markets Inc. Scotia Capital (USA) Inc. UBS Securities LLC

Underwriting Commitments	Citigroup Global Markets Inc. Scotia Capital (USA) Inc. UBS Securities LLC	U.S.$750,000,000 U.S.$750,000,000 U.S.$750,000,000

*

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A prospectus dated March 30, 2022, is available from the website of the Securities and Exchange Commission (SEC) using the following link: https://www.sec.gov/Archives/edgar/data/205317/000119312522091471/d336565dsba.htm.

A preliminary prospectus supplement, subject to completion, dated January 22, 2024, for the Global Bonds, is available from the SEC’s website using the following link: https://www.sec.gov/Archives/edgar/data/205317/000119312524011730/d633869d424b5.htm.

The information in the preliminary prospectus supplement and this term sheet is not complete and may be changed. The preliminary prospectus supplement and this term sheet are not offers to sell any securities and are not soliciting an offer to buy such securities in any state or jurisdiction where such offer and sale is not permitted.

Brazil’s Annual Report on Form 18-K for the year ended December 31, 2022 as filed with the SEC on September  20, 2023 is available on the SEC’s website using the following link: https://www.sec.gov/Archives/edgar/data/205317/000119312523238414/d523472d18k.htm.

The Issuer has filed a registration statement (including a prospectus) and the preliminary prospectus supplement with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and the offering. You may access these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at +1-800-831-9146, Scotia Capital (USA) Inc. toll-free at +1-800-372-3930, or UBS Securities LLC toll-free at +1-888-827-7275.

The Global Bonds which are the subject of the offering are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a “retail investor” means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Global Bonds or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Global Bonds or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

The Global Bonds which are the subject of the offering are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); or (ii) a customer within the meaning of the provisions of the UK Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Global Bonds or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Global Bonds or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Neither this term sheet nor any other material relating to the offering has been approved by an authorized person for the purposes of section 21 of the FSMA. This term sheet is only being distributed to and is only directed at (i) persons who are outside the UK or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). Any investment or investment activity to which this term sheet relates will only be available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the same will be engaged in only with, relevant persons. The Global Bonds which are the subject of the offering will only be available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the Global Bonds will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this term sheet or any other material relating to the offering.

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS TERM SHEET AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THIS TERM SHEET HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.

Filed pursuant to Rule 433

Registration No. 333-261972

Relating to Preliminary Prospectus Supplement dated January 22, 2024

Term Sheet

January 22, 2024

FEDERATIVE REPUBLIC OF BRAZIL—FINAL PRICING TERMS

7.125% Global Bonds due 2054

Issuer	Federative Republic of Brazil (“Brazil”)
Transaction	7.125% Global Bonds due 2054 (the “2054 Global Bonds”)
Ratings	Ba2 (stable) / BB (stable) / BB (stable) (Moody’s / S&P / Fitch)*
Distribution	SEC Registered
Total Amount Issued	U.S.$2,250,000,000
Total Gross Proceeds (before fees and expenses)	U.S.$2,243,407,500
Coupon	7.125% per annum, 30/360 – day count basis, payable semi-annually
Maturity	May 13, 2054
Offering Price	99.707% of the principal amount, plus accrued interest, if any, from January 29, 2024, the date Brazil expects to deliver the 2054 Global Bonds
Yield to Maturity	7.150% per annum
Benchmark Bond	4.125% due August 15, 2053
Benchmark Price	96-18
Benchmark Yield	4.332%
Reoffer Spread	281.8 bps
Underwriting Fee	0.200%
Interest Payment Dates	May 13 and November 13 of each year
First Interest Payment Date	May 13, 2024
Optional Redemption	The 2054 Global Bonds will be subject to redemption at the option of Brazil before maturity, on terms described under “Description of the Global Bonds—Optional Redemption” in the Prospectus Supplement. The 2054 Global Bonds will not be entitled to the benefit of any sinking fund.
Make-whole spread	45 bps
Pricing Date	January 22, 2024
Settlement Date	January 29, 2024 (T+5)
CUSIP / ISIN	105756 CJ7 / US105756CJ75
Denominations	U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof
Listing	Application will be made to list the 2054 Global Bonds on the Luxembourg Stock Exchange—Euro MTF Market
Governing Law	New York Law
Joint Lead Managers and Joint Bookrunners	Citigroup Global Markets Inc. Scotia Capital (USA) Inc. UBS Securities LLC

Underwriting Commitments	Citigroup Global Markets Inc. Scotia Capital (USA) Inc. UBS Securities LLC	U.S.$750,000,000 U.S.$750,000,000 U.S.$750,000,000

*

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A prospectus dated March 30, 2022, is available from the website of the Securities and Exchange Commission (SEC) using the following link: https://www.sec.gov/Archives/edgar/data/205317/000119312522091471/d336565dsba.htm.

A preliminary prospectus supplement, subject to completion, dated January 22, 2024, for the Global Bonds, is available from the SEC’s website using the following link: https://www.sec.gov/Archives/edgar/data/205317/000119312524011730/d633869d424b5.htm.

The information in the preliminary prospectus supplement and this term sheet is not complete and may be changed. The preliminary prospectus supplement and this term sheet are not offers to sell any securities and are not soliciting an offer to buy such securities in any state or jurisdiction where such offer and sale is not permitted.

Brazil’s Annual Report on Form 18-K for the year ended December 31, 2022 as filed with the SEC on September  20, 2023 is available on the SEC’s website using the following link: https://www.sec.gov/Archives/edgar/data/205317/000119312523238414/d523472d18k.htm.

The Issuer has filed a registration statement (including a prospectus) and the preliminary prospectus supplement with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and the offering. You may access these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at +1-800-831-9146, Scotia Capital (USA) Inc. toll-free at +1-800-372-3930, or UBS Securities LLC toll-free at +1-888-827-7275.

The Global Bonds which are the subject of the offering are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a “retail investor” means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Global Bonds or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Global Bonds or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

The Global Bonds which are the subject of the offering are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); or (ii) a customer within the meaning of the provisions of the UK Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Global Bonds or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Global Bonds or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Neither this term sheet nor any other material relating to the offering has been approved by an authorized person for the purposes of section 21 of the FSMA. This term sheet is only being distributed to and is only directed at (i) persons who are outside the UK or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). Any investment or investment activity to which this term sheet relates will only be available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the same will be engaged in only with, relevant persons. The Global Bonds which are the subject of the offering will only be available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the Global Bonds will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this term sheet or any other material relating to the offering.

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS TERM SHEET AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THIS TERM SHEET HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.